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Exhibit 2.1

MERGER AGREEMENT

March 3, 2003

By and Between

FIRSTWAVE TECHNOLOGIES, INC.,
CC SUBSIDIARY, INC.
(Georgia corporations)

And

CONNECT-CARE, INC.
(A Georgia corporation)

And

CERTAIN SHAREHOLDERS OF COMPANY
(Georgia residents)

ii

iii

MERGER AGREEMENT

        This Merger Agreement (the "Agreement"), is made and entered into as of March 3, 2003, by and between Firstwave Technologies, Inc., a Georgia corporation ("Parent"), CC Subsidiary, Inc., a Georgia corporation ("Merger Sub"), Connect-Care, Inc., a Georgia corporation ("Company") and the shareholders of Company named on the signature pages hereto (collectively, the "Shareholders"). Parent, Merger Sub, Company and the Shareholders are sometimes collectively referred to herein as the "Parties."

RECITALS

        Company is engaged principally in the business of developing, marketing and distributing customer relationship management software and providing related products and services, including installation, support and maintenance services and marketing and distributing software and other products of third parties (collectively, the "Business").

        This Agreement provides for the strategic combination of Parent and Company in furtherance of the Parties' long-term strategic plans.

        The combination will be accomplished by a merger of Merger Sub with and into Company (the "Merger") with Company surviving and the shareholders of Company as of the Effective Time, including persons who become shareholders as a result of the provisions of this Agreement (collectively, the "Company Shareholders"), receiving the consideration hereinafter set forth.

        For Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        The Boards of Directors of Parent, Merger Sub and Company, as well as the Shareholders and the sole shareholder of Merger Sub, have approved the transactions described in this Agreement.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the Parties hereinafter set forth, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
THE MERGER

        Section 1.1    The Merger.    At the Effective Time (as defined in Section 1.3 below), Merger Sub shall be merged with and into Company in accordance with the provisions of this Agreement and the Georgia Business Corporation Code (the "GBCC"), and the separate existence of Merger Sub shall thereupon cease, and Company, as the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Georgia as a wholly-owned subsidiary of Parent. The Merger shall have the effect provided under applicable laws including, but not limited to, Section 14-2-1106 of the GBCC.

        Section 1.2    Time and Place of Closing.    The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morris, Manning & Martin, L.L.P., Atlanta, Georgia at 10:00 a.m. on the first business day after all conditions set forth in Article 6 (other than the delivery of certificates, opinions, agreements and other documents to be delivered at Closing) have been satisfied or waived in writing, or at such other place and time as the Parties may agree (the "Closing Date"). The Parties shall use all commercially reasonable efforts to cause the Closing to occur on or before March 3, 2003. At the Closing, the Parties shall execute and deliver the certificates, opinions, agreements, documents and other items referred to in Article 7.

        Section 1.3    Effective Time of the Merger.    Contemporaneous with or immediately following the Closing, the Parties shall cause Certificate of Merger in the form attached hereto as Exhibit 1.3 (the "Certificate of Merger") to be executed, delivered and filed with the Secretary of State of the State of Georgia in accordance with the provisions of the GBCC. The Merger shall become effective at the close of business on the date of such filing, unless a different effective time is specified in the Certificate of Merger (the "Effective Time").

        Section 1.4    Articles of Incorporation; Bylaws.    The Articles of Incorporation and Bylaws of Company shall be amended and restated so that the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation and Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

        Section 1.5    Directors and Officers of the Surviving Corporation.    At the Effective Time, the persons who are directors and officers of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation until such time as they may be replaced in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 2
CONSIDERATION AND CONVERSION AND EXCHANGE OF SHARES

        Section 2.1    Consideration.    At the Effective Time, in consideration for and fulfillment of the obligations, covenants, terms and conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of any holder thereof:

          (a)    Company Common Stock.    All of the then issued and outstanding shares of common stock of Company, $0.001 par value per share (the "Company Common Stock") calculated on a fully-diluted basis taking into account the exercise or conversion of all Outstanding Options (as defined in Section 2.5) and all other rights to acquire Company Common Stock shall automatically be canceled and extinguished and shall thereafter be converted into only the right to receive a total of 200,000 shares of common stock, without par value, of Parent (the "Parent Common Stock"). Based upon the foregoing, the conversion ratio is approximately 4.89 shares of Parent Common Stock for each one issued and outstanding share of Company Common Stock.

          (b)    Treasury Shares.    Each share of Company Common Stock held in the treasury of Company, if any, shall be automatically canceled and extinguished, and no payment shall be made in respect of such shares.

          (c)    Merger Sub Common Stock.    Each issued and outstanding share of Merger Sub common stock at the Effective Time shall be converted into and shall thereafter represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, which shall then constitute all of the issued and outstanding shares of the Surviving Corporation.

        Section 2.2    No Fractional Shares.    No scrip or fractional shares of Parent Common Stock shall be issued in the Merger upon conversion of Company Common Stock as provided in Section 2.1(a). In lieu of the issuance of any such fractional shares, Parent shall pay to each Shareholder who would otherwise be entitled to receive a fractional share of Parent Common Stock (after taking into account all Parent Common Stock into which such Shareholder's Company Common Stock was converted pursuant to this Agreement) an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Fair Market Value (as hereinafter defined) of a share of Parent Common Stock by (ii) the fraction of a share of Parent's Common Stock which such holder would otherwise be entitled to receive pursuant to this Article 2. The Parent Common Stock to be paid and issued to the Shareholders hereunder shall sometimes be referred to as the "Merger Consideration."

          (a)    Surrender of Certificates.    At the Closing, each record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Common Stock (the "Certificates") shall deliver such Certificates, properly endorsed, and all other transfer documents as Parent may reasonably request, to Parent. Upon surrender to Parent of the Certificates at the Closing or thereafter, the holder of such Certificates shall be entitled to receive at the Closing (or promptly after such surrender if after the Closing) in exchange therefor, one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Section 2.1 and Certificates so surrendered shall forthwith be canceled. From the Effective Time until surrender in accordance with the provisions of this Section 2.2, each Certificate (other than Certificates representing treasury shares) shall represent for all purposes only the right to receive the Merger Consideration. All payments in respect of Company Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

          (b)    Lost Certificates.    In the case of any lost, misplaced, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the Merger Consideration, to deliver to Parent an indemnity agreement and a bond in such reasonable sum as Parent may direct as indemnity against any claim that may be made against the Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, misplaced, stolen or destroyed.

          (c)    No Interest.    No interest shall be paid or accrued on any portion of the Merger Consideration regardless of the cause for delay in payment of the Merger Consideration.

          (d)    Dividends on Parent Common Stock.    No holder of a Certificate shall be entitled to delivery of any dividend or other distribution from Parent having a record date after the Effective Time until surrender of such holder's Certificate pursuant to this Section 2.2. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by Parent, but were not paid by reason of the foregoing with respect to the number of whole shares of Parent Common Stock represented by the Certificate or Certificates issued upon such surrender. From and after the Effective Time, Parent shall, however, be entitled to treat any such Certificate that has not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the Company Common Stock represented by such Certificate shall have been converted, notwithstanding any failure to surrender such Certificate.

          (e)    No Liability.    Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat, bankruptcy or similar law.

        Section 2.3    Share Calculations.    Prior to the Effective Time, Company shall prepare and deliver to Parent (subject to the Parent's review and approval) a true, accurate and complete list of the number of shares of Parent Common Stock to be issued to each Company Shareholder in accordance with the provisions of Section 2.1(a) in connection with the Merger.

        Section 2.4    Stock Transfer Books.    From and after the Effective Time, no transfer of Company Common Stock outstanding prior to the Effective Time shall be registered on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates for Company Common Stock are presented to the Surviving Corporation for transfer, such certificates shall be canceled and exchanged for the appropriate portion of the Merger Consideration.

        Section 2.5    Company Stock Options and Other Securities.

          (a)  Prior to or contemporaneously with the Closing, Company shall convert into Company Common Stock or cancel all outstanding options, restricted stock awards, stock appreciation rights, warrants, other securities convertible into or exchangeable for shares of Company Common Stock and all other securities and rights to acquire securities of Company (collectively, the "Outstanding Options") pursuant to any applicable provisions of the agreements and plans related to the

  Outstanding Options (collectively, the "Stock Option Plans"); provided, however, that no such conversions shall affect the total Merger Consideration to be paid by Parent in connection with the Merger. Copies of all Outstanding Options and Stock Option Plans in effect as of the Determination Date (as defined in Article 4) are attached hereto as part of Schedule 4.3.

          (b)  At or prior to the Closing, Company shall amend the Stock Option Plans so that no further shares of Company Common Stock or Parent Common Stock may be issued thereunder, subject to amendment, modification, suspension, abandonment or termination as provided therein, and the Stock Option Plans as so continued (i) shall relate only to the issuance of Parent Common Stock as provided in this Section 2.5, and (ii) Parent and its Stock Option Committee shall be substituted for Company and the Committee of Company's Board of Directors (including, if applicable, the entire Board of Directors of Company) administering such Company Stock Option Plans.

          (c)  Prior to the Closing, Company shall collect and withhold all required employment and other withholding taxes applicable or relating to the exercise or conversion of, or any other action, omission or other thing relating to, the Outstanding Options, regardless of whether any such withholding tax arises prior to, contemporaneously with, or after the Closing.

ARTICLE 3
ADJUSTMENT TO MERGER CONSIDERATION; RESTRICTED STOCK

        Section 3.1    Adjustment to Merger Consideration.    The Merger Consideration may be adjusted as follows:

          (a)    Conditions to Additional Payment.    In addition to the Merger Consideration to be paid at Closing as set forth in Section 2.1 above, Parent agrees to pay to the Company Shareholders, as part of the Merger Consideration hereunder, $300,000 in cash in the aggregate for all Company Shareholders (the "Additional Payment"), if, but only if, all of the following conditions are fully and completely satisfied:

              (i)  the Closing occurs; and

            (ii)  the Adjusted Revenue Amount (as defined below) equals or exceeds $1,787,000, as determined pursuant to the final audit of Parent's consolidated financial statements for the fiscal year ended December 31, 2003.

          (b)    Determination of Adjusted Revenue Amount.    For purposes of Section 3.1(a), the "Adjusted Revenue Amount" shall mean:

              (i)  The amount of license and maintenance revenues actually received and recognized as current revenue in accordance with Parent's accounting practices by Surviving Corporation and Parent (without duplication and after deducting any discounts, refunds, credits, setoffs or other claims, contingent or otherwise) during the period beginning on the day following the Closing Date and ending on December 31, 2003 (the "Applicable Period") from Company Customers and Prospects (as defined below); minus

            (ii)  the difference (but not below zero) obtained by subtracting (1) the amount of the Accounts Receivable, net of allowance for doubtful accounts, as of Closing, as reflected on the Manual Balance Sheet (as defined below) delivered to Parent at Closing, minus (2) the amount of cash payments actually received by Surviving Corporation and Parent (without duplication and after deducting any discounts, refunds, credits, setoffs or other claims, contingent or otherwise) during the Applicable Period from customers of Company as of Closing in payment of such Accounts Receivable.

          (c)    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

              (i)  "Company Customers and Prospects" shall mean those customers of Company as of Closing together with (1) those persons that, during the Applicable Period, purchase any product that was developed or marketed by Company prior to the Closing Date, and (2) those persons that, based on the sales and marketing efforts of Company conducted during the six (6) months before Closing were reasonably considered to be prospective customers of Company before Closing and that become license and maintenance customers of Parent or Surviving Corporation following Closing (whether with respect to sales of Parent's or Company's products). As of the Determination Date, the Company Customers and Prospects consists of only those persons listed on Schedule 3.1(c). Prior to Closing, Company shall, subject to Parent's review and acceptance, prepare a revised list of Company Customers and Prospects that represents the persons that should, as of Closing (or as near to Closing as such information may practicably be determined), be listed on Schedule 3.2(c) in accordance with the foregoing criteria.

            (ii)  Prior to Closing, Company shall, subject to Parent's review and acceptance, prepare a balance sheet of the Business, based on regular operating records and procedures, that includes all assets and Liabilities (as defined in Section 4.17) of Company as they exist as near the Closing Date as may practicably be determined. For purposes of this Agreement, the balance sheet so prepared shall be referred to as the "Manual Balance Sheet." In no event shall the Manual Balance Sheet serve as a basis for delaying or avoiding Closing or for modifying the representations or warranties of Company and the Shareholders made elsewhere in this Agreement at or as of the Determination Date, unless expressly agreed to in writing by Company, Merger Sub and Parent. The Manual Balance Sheet shall be prepared using accounting principles and practices that are consistent with those used in the preparation of the Financial Statements (as defined in Section 4.16 below), except as otherwise required to conform to GAAP.

          (d)    Delivery of Additional Payment.    The Additional Payment, if any, determined to be owed pursuant to the foregoing provisions of this Section 3.1, shall be delivered by Parent to the Company Shareholders in proportion to each such Company Shareholder's percentage ownership in the Company, as indicated on the list prepared by Company pursuant to Section 2.3, on or prior to the earlier of (i) the date Parent files its Annual Report on Form 10-K with respect to the fiscal year ending December 31, 2003 or (ii) March 31, 2004.

        Section 3.2    Private Issuance of Common Stock.    The Parties intend that the shares of Parent Common Stock to be delivered to the Company Shareholders in connection with this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof, Regulation D promulgated thereunder, or other private offering exemptions, and pursuant to similar exemptions available under applicable state securities laws, and Merger Sub and Parent are relying on the representations of Company and the Shareholders with respect to such exemptions. Company and each Shareholder understand and agree that stop transfer instructions with respect to the shares of Parent Common Stock received by the Company Shareholders pursuant to this Agreement will be given to Parent's transfer agent and that, in addition to any other legends as may be required or prudent under applicable Law, there will be placed on the certificates for such shares legends stating in substance as follows:

  These securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the provisions of any state or foreign securities laws, but have been acquired by the holder hereof in reliance on exemptions from the registration requirements under the Securities Act and applicable state or foreign securities laws. These securities may not be offered, sold, pledged, transferred, assigned or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state or foreign securities laws, or in a transaction which is exempt from registration under the provisions of the Securities Act and applicable state or foreign securities laws; and in the case of an exemption, only if the issuer has received an opinion of counsel that such transaction does not require registration of the securities, which opinion and which counsel shall be satisfactory to the issuer in its sole discretion.

  These securities have been issued or sold in reliance, in part, on paragraph (13) of Code Section 10-5-9 of the Georgia Securities Act of 1973, as amended, and may not be sold or transferred except in a transaction which is exempt under such Act or pursuant to an effective registration under such Act.

The foregoing legends will also be placed on any certificate representing securities issued subsequent to the original issuance of the Common Stock pursuant to this Agreement as a result of any transfer of such shares or any stock dividend, stock split or other recapitalization as long as the Common Stock issued to Company pursuant to this Agreement has not been transferred in such manner to justify the removal of the legend therefrom. Company and the Shareholders agree that they shall not transfer or attempt to transfer any shares of Common Stock other than in accordance with the foregoing legends.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SHAREHOLDERS

        As used herein, the "Determination Date" means the date of this Agreement, or if another date is specifically identified in a Schedule as the Determination Date for purposes of such Schedule, such other specified date. Company and the Shareholders hereby represent and warrant, jointly and severally, to Parent and Merger Sub as follows (except as to the representations and warranties set forth in Sections 4.36, 4.37, 4.38, 4.40 and 4.41 and in the last sentence of Section 4.35, each of which shall be several and not joint):

        Section 4.1    Corporate Existence.    Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. Company has the corporate power and authority to conduct the Business as is now being conducted and to own, lease and operate all of its properties and assets. Company is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the nature of its properties or the conduct of the Business requires it to be so qualified or licensed, except where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on its business, operations, properties, assets or condition (financial or otherwise) (a "Material Adverse Effect"). Except as set forth on Schedule 4.1, Company does not own, directly or indirectly, any equity or other interest in any corporation, company, association, partnership, joint venture, or other entity, and Company is not a party to any joint venture or similar arrangement involving any sharing of proceeds or profits with respect to the Business. Except as set forth on Schedule 4.1, Company is not and has not been party to any merger, reorganization, exchange or other business combination transaction nor have any of its assets been purchased from any third party within the past five (5) years. Except as set forth on Schedule 4.1, Company and its subsidiaries and its and their predecessors have done business only under the names Connect-Care, Inc., Connect-Care, L.L.C. and ProAmerica Systems, L.L.C. for the five (5) years prior to the Determination Date.

        Section 4.2    Corporate Power; Authorization; Enforceable Obligations.    Company has all corporate power and authority, and the Shareholders have the capacity, right, power and authority, to execute and deliver this Agreement and the other Merger Agreements and instruments to be executed and delivered by it or them in connection with the transactions contemplated hereby and thereby and to perform its and their obligations hereunder and thereunder. Company and the Shareholders have taken all necessary action (corporate action in the case of Company) to authorize the execution, delivery and performance by Company and the Shareholders of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other Merger Agreements and instruments to be executed and delivered by Company and the Shareholders in connection with the transactions contemplated hereby will be, (i) duly executed and delivered by Company and the Shareholders and (ii) the legal, valid, and binding obligations of Company and the Shareholders, enforceable in accordance with their terms, except as such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws and by general principles of equity.

        Section 4.3    Capitalization.

          (a)  Schedule 4.3 sets forth true and complete copies of the Articles of Incorporation and bylaws of Company. Company's Articles of Incorporation, bylaws, stock book and minute books are complete and correct in all material respects and contain all amendments thereto to date. The books and records of Company have been maintained in compliance with applicable legal and accounting requirements and in accordance with GAAP. The corporate record books (including the share records) of Company are complete, accurate and up to date in all material respects, set forth all meetings and actions taken by the Company Shareholders and directors of Company and all transactions involving the shares of Company, and contain all necessary signatures and all canceled share certificates.

          (b)  As of the date of this Agreement, the authorized capital stock of Company consists solely of ten million (10,000,000) shares of Company Common Stock, and no shares of preferred stock and no other capital stock. As of the date of this Agreement, there are 978,029 shares of Company Common Stock issued and outstanding, no shares of preferred stock issued or outstanding and no shares of Company Common Stock are reserved for issuance pursuant to the exercise or conversion of Outstanding Options. Schedule 4.3 sets forth the number of shares of Company Common Stock owned by each of the Company Shareholders, together with (to Company's knowledge) the correct residence address of each such Company Shareholder. The Company Shareholders are the sole record and beneficial owners of all stock, securities, voting and other ownership interests in the Company. Except as set forth on Schedule 4.3, no shares of Company Common Stock are outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive, first refusal, co-sale or other similar rights and were issued in material compliance with and under available exemptions from all applicable Securities Laws (as defined in Section 4.36).

          (c)  Except as set forth on Schedule 4.3, Company has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character (except for this Agreement) calling for the transfer, purchase, subscription or issuance of any shares of capital stock of Company or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings to which Company or any Shareholder is a party or otherwise to Company's or the Shareholders' knowledge with respect to voting of any such shares. To Company's knowledge, no Company Shareholder has granted or is bound by any of the foregoing agreements. Schedule 4.3 sets forth copies of the plans and agreements pursuant to which Company granted any of the foregoing securities and a list of each such outstanding security, together with a schedule of the persons entitled to any of the foregoing.

          (d)  All mergers, consolidations and other business combinations involving Company and its present or former subsidiaries, all liquidations, purchases or other transactions by which Company acquired any of its properties or assets, and all transactions whereby Company repurchased, redeemed, exchanged, converted, canceled or reacquired shares of its capital stock and the solicitation of Shareholder consents in connection with all such transactions and the Merger, have been or will be effected in compliance with all the applicable certificates or articles of incorporation, bylaws, operating agreements and other organizational documents and with all applicable Laws, including Securities Laws (as defined below), and documentation prepared by or on behalf of Company in connection therewith did not and will not include any untrue statement of any material fact or omit to state any material fact necessary to make the statements made therein correct and complete.

        Section 4.4    No Conflict.    Neither the execution, delivery and performance of this Agreement and the other Merger Agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any foreign, federal, state, or local law, regulation, ordinance, requirement, restriction, order, judgment, or decree of any governmental authority, court, tribunal, arbitration or other similar authority (collectively, "Laws") applicable to Company or the Business, (ii) violate or conflict with any provision of any articles of incorporation, charter, bylaw or other governing or organizational instrument of Company, or (iii) conflict with, result in the breach of, constitute a default, or otherwise impair Company's or any Shareholder's rights or obligations under any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Company or any Shareholder is a party or by which Company or any Shareholder is bound.

        Section 4.5    Required Government Consents.    Except for the filing and/or recording of notices of the issuances of additional shares with Nasdaq and related Nasdaq approval requirements for the issuance of the Merger Consideration, the filing of the Certificate of Merger to occur upon Closing, the filing of a Form D with the Securities and Exchange Commission (the "SEC"), filings required pursuant to state securities laws and the further exceptions disclosed on Schedule 4.5 (all of the foregoing being referred to herein as the "Required Government Consents"), no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, U.S. or non-U.S., federal, state, or local governmental authorities is necessary for (i) the execution, delivery and performance of this Agreement and the other Merger Agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Company or the Shareholders, (ii) the consummation by Company or the Shareholders of the transactions contemplated hereby or thereby, or (iii) the conduct of the Business (including by Surviving Corporation, assuming such conduct is substantially similar to the conduct of such Business by Company).

        Section 4.6    Required Contract Consents.    Except as disclosed in Schedule 4.6 (the "Required Contract Consents"), no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person (other than the Required Government Consents) is necessary for (i) the execution, delivery and performance of this Agreement and the other Merger Agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Company or the Shareholders, (ii) the consummation by Company or the Shareholders of the transactions contemplated hereby or thereby, (iii) the transfer and assignment to Merger Sub at Closing of the Assets, free and clear of all Liens, or (iv) the conduct of the Business (including by Surviving Corporation, assuming such conduct is substantially similar to the conduct of such Business by Company).

        Section 4.7    Title to Assets.    Company has and shall maintain at all times prior to Closing good and marketable title to all of its assets and properties, free and clear of all mortgages, liens, defects of title, pledges, security interests, charges, proxies, claims, restrictions, options, and encumbrances of any nature whatsoever (collectively, "Liens").

        Section 4.8    Condition of Property.    All of the tangible assets and properties of Company are in good operating order, condition, and repair, ordinary wear and tear excepted, and are suitable for use in the Business in the ordinary course, as presently used or operated. No person other than Company is currently entitled to possession of or other right to any of the properties of Company, whether owned or leased by Company. To the knowledge of Company and the Shareholders, the real property, buildings, structures and improvements owned or leased by Company conform to all applicable Laws, including zoning regulations, none of which would upon consummation of the transactions contemplated by this Agreement materially and adversely interfere with the use of such properties, buildings, structures or improvements for the purposes for which they are now utilized. Neither Company nor any of the Shareholders has received written notice, nor does Company or the Shareholders have knowledge of (i) any pending or contemplated condemnation or eminent domain proceeding affecting the properties owned or leased by Company, (ii) any proposal for materially increasing the assessed value of any such properties for state, county, local or other ad valorem Taxes or (iii) any pending or contemplated proceedings or public improvements that would result in the levy of any special Tax or assessment against any such properties; and there are no outstanding requirements or recommendations by Company's insurance providers requiring or recommending any repairs or work to be done with reference to any such properties. The properties and assets owned or leased by Company are adequate for the conduct of the Business as currently conducted and the consummation of the Merger will not impair the ability of Parent and Surviving Corporation to use such assets and properties.

        Section 4.9    Intellectual Property.

          (a)    Ownership.    Schedule 4.9 sets forth all Intellectual Property Assets (as defined below) and indicates all persons who own or have any other rights with respect to any such Intellectual Property Assets. Other than as set forth on such Schedule, neither Company nor the Shareholders, nor any of its Affiliates (as defined below) owns any right or interest with respect to any property of the type described generally in this Agreement as an Intellectual Property Asset. Except as set forth on Schedule 4.9(a), Company owns all Intellectual Property Assets free and clear of all Liens and other rights or agreements that may interfere with the ownership and use thereof.

          (b)    Patents.    Schedule 4.9(b) sets forth a complete and accurate list and summary description of all Patents (as defined below), including the record owner(s) and creator(s) thereof. All of the Patents that have been registered with the U.S. Patent and Trademark Office are currently in compliance in all material respects with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where Company holds a Patent by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration.

          (c)    Trademarks.    Schedule 4.9(c) sets forth a complete and accurate list and summary description of all Marks (as defined below), including the record owner(s) and creator(s) thereof. All Marks that have been registered with the U.S. Patent and Trademark Office are currently in compliance in all material respects with formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where Company holds a Mark by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration.

          (d)    Copyrights and Software.    Schedule 4.9(d) sets forth a complete and accurate list and summary description of all Software and all Copyrights (as those terms are defined below), including the owners and creators thereof. All Copyrights that have been registered with the U.S. Copyright Office are identified on such Schedule and are currently in compliance in all material respects with formal legal requirements, are valid and enforceable, and are not subject to any fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where Company holds a Copyright by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. None of the source or object code, algorithms, or structure included in the Software is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. To Company's and each Shareholder's best knowledge, any substantial similarity of the Software to any computer program owned by any third party did not result from the products being copied from, based upon, or derived from any such computer software program in violation of the rights of any third party. Neither Company nor any Shareholder discloses nor has disclosed the source code to employees or any other person except on a need-to-know basis in connection with the performance of their duties to Company. The source code and system documentation comprising the Software have at all times been maintained in confidence, and neither Company nor any Shareholder has taken (nor has failed to take) any action which would result in such source code and system documentation not being protectable as a trade secret under applicable law. Schedule 4.9(d) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software, including screen displays. In no instance has the eligibility of the Software for protection under copyright law been forfeited to the public domain.

          (e)    Trade Secrets.    Company and the Shareholders have taken adequate security measures (including, without limitation, entering into appropriate work product, invention assignment, confidentiality and nondisclosure agreements with officers, directors, employees and consultants of Company and other persons with access to the Trade Secrets (as defined below), to protect the secrecy, confidentiality and value of all Trade Secrets. To the best knowledge of Company and each Shareholder, (i) there has not been any breach by any Party to any such work product, invention assignment, confidentiality or non-disclosure agreement, and (ii) the Trade Secrets have not been disclosed to any person other than employees or contractors of Company who have a need to know and use the Trade Secrets in the course of their employment or contract performance, each of which has executed a confidentiality and non-disclosure agreement in favor of Company. Except as set forth on Schedule 4.9(e), neither Company nor any Shareholder (i) has granted any rights or interests in the source code of the Software or any other Trade Secret, and (ii) has provided, licensed or disclosed the source code of the Software or any other Trade Secret to any person, except with appropriate written protections against loss of the economic value thereof, including provisions substantially similar to the trade secret protection and confidentiality provisions of this Section 4.9 and Section 8.14 (including the agreements referenced therein).

          (f)    Exclusivity of Rights.    Except as set forth on Schedule 4.9(f), Company has the exclusive right to own, use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets, free and clear of all Liens. Except as set forth on Schedule 4.9(f), neither Company nor any Shareholder (i) has sold, transferred, licensed or granted to any person rights of any nature to own, possess, modify or use any of the Intellectual Property Assets and (ii) is obligated to pay royalties or other fees in excess of $5,000 in the aggregate per annum to any person for ownership, use, license or transfer of any of the Intellectual Property Assets. Except as disclosed on Schedule 4.9(f) , all persons, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Intellectual Property Assets on behalf of Company either (1) have been party to a "work-for-hire" arrangement or agreement with Company, in accordance with applicable federal and state law, that has accorded Company full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, (2) have been full-time employees of Company hired to prepare such works within the scope of employment, or (3) have executed appropriate instruments of assignment in favor of Company as assignee that have conveyed to Company full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

          (g)    Licenses Received.    All License Agreements under which Company and the Shareholders have been granted rights by others in Intellectual Property Assets are listed on Schedule 4.9(g). To the best knowledge of Company and the Shareholders, the licensors under such License Agreements have all requisite power and authority to grant the rights purported to be conferred thereby.

          (h)    Licenses Granted.    All License Agreements under which Company has granted rights to others in Intellectual Property Assets are listed on Schedule 4.9(h). To the best knowledge of Company and the Shareholders, the licensees under such License Agreements have all requisite power and authority to grant the rights purported to be conferred thereby.

          (i)    Intellectual Property Assets.    For purposes of this Agreement, "Intellectual Property Assets" means and includes all right, title and interest in and to:

              (i)  all patents, patent applications (provisional or non-provisional, whether domestic or foreign), patent rights, inventions, discoveries, invention disclosures (whether or not reduced to any tangible means of expression) and like protections, including all improvements, divisionals, continuations, amendments, renewals, reissues, reexaminations, extensions and continuations-in-part of all of the foregoing, and all of the foregoing as now existing or under development or yet to be identified to this Agreement or any License Agreement or General Contract (collectively, "Patents");

            (ii)  the names "Connect -Care", "Connect-Care 7", "Connect-Anywhere", "Customer-Connect", "Market-Connect", "Sales-Connect", "Project-Connect", "Support-Connect", "Quality-Connect", "Survey-Connect", "Web-Connect", "Screen-Connect", "Report-Connect", "Sync-Connect", and "RMA-Connect" and all trade names, logos, slogans, Internet domain names (including ProAm.com and Connect-Care.com), registered and unregistered trademarks and service marks and applications, and all amendments, renewals, modifications, continuations and other rights with respect to all of the foregoing (collectively, "Marks");

            (iii)  all computer software (including related object and source codes), programs, databases, related documentation, manuals and specifications, other items described in Section 4.10 below, and other intellectual property rights, whether owned or leased, used or intended for use, developed or under development (collectively, "Software");

            (iv)  all copyrights in both published and unpublished works created by or on behalf of Company and the Shareholders (or any of them) or otherwise held or licensed by Company and the Shareholders, or any of them, including but not limited to all Software, compilations, databases and computer programs so created or under development, and all copyright registrations and applications relating thereto, and all amendments, renewals, modifications, continuations and other rights with respect to any and all of the foregoing (collectively, "Copyrights");

            (v)  all technology, know-how, trade secrets, inventions, confidential or proprietary information, Software, research in progress, algorithms, data, source code, designs, design rights, methods, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, lab books, journals, investor's notes, techniques, testing procedures, testing results, License Agreements, customer lists, databases and information now existing or under development (collectively, "Trade Secrets"); and

            (vi)  all Internet registrations and rights associated with the Assets, including www.connect-care.com and www.proam.com, all general intangibles and goodwill associated with the Business and any of the Assets, and all claims for damages, causes of action, remedies and other rights with respect to any of the Assets, including by way of past, present or future infringement of any of the foregoing Intellectual Property Assets.

          (j)    Absence of Claims.    Except as set forth in Schedule 4.9(j), no claims have been asserted by any person to rights in any of the Intellectual Property Assets, or that the use of any Intellectual Property Assets infringes upon such person's rights, and to the best knowledge of Company and the Shareholders, no valid basis for any such claims exist. To the best knowledge of Company and the Shareholders, the use by Company and its licensees of the Intellectual Property Assets has not and does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other state or federal laws which protect intellectual property rights). No claim has been asserted by any person to the effect that any current or former employee of Company has violated the provisions of any work product, invention assignment, noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to Company or any third party.

          (k)    Agreements Affecting Competition.    Neither Company, nor any Shareholder, nor any employee of Company is a party to or bound by any agreement which restricts or precludes Company or any subsidiary or predecessor, or any of its or their officers, directors or shareholders

  (collectively, "Affiliates") from conducting any business anywhere in the world, or which, upon the occurrence of any event, the giving of notice or the passage of time, by its terms would have such an effect.

        Section 4.10    Adequacy of Technical Documentation.    The Intellectual Property Assets include the source code, system documentation, statements of principles of operation, schematics, journals, notes, manuals, technical know-how as well as any pertinent commentary, information or explanation that may be reasonably necessary to render such materials understandable and usable by a computer programmer, scientist, inventor, technician or other individual reasonably knowledgeable in the subject area to which such materials pertain. The Software also includes any program (including compilers), workbenches, tools, and higher level language used for the development, maintenance and implementation of a Software program.

        Section 4.11    Third-Party Components.    Company has validly obtained the right and license to use, copy, modify, sublicense and distribute any third-party programming, data, information and materials contained in all Intellectual Property Assets pursuant to the contracts identified in Schedule 4.11 (true, accurate and complete copies of which have been delivered to Merger Sub), subject to no further license fee, royalty or other payment obligations, other than software maintenance payments customarily associated therewith and other than as set forth on Schedule 4.11. The Intellectual Property Assets contain no other programming, technologies or materials in which any third party may claim superior, joint or common ownership, including any right or license. The Intellectual Property Assets do not contain derivative works or materials not owned in their entirety by Company and the Shareholders.

        Section 4.12    Third-Party Interests or Marketing Rights.    There are no contracts, agreements, licenses, commitments or arrangements in effect with respect to the marketing, distribution, development, licensing or promotion of the Intellectual Property Assets by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, except as set forth in Schedule 4.12.

        Section 4.13    Contracts—General.    Schedule 4.13 sets forth, as of the Determination Date, all service, license, royalty, maintenance, support, professional services, installation, marketing and other customer agreements and contracts, and all addenda, modifications and amendments thereto, used directly or indirectly in or otherwise relating primarily to the Business (the "License Agreements"). Schedule 4.13 also sets forth, as of the Determination Date, all contracts, agreements, licenses, commitments, arrangements, rights and permissions used directly or indirectly in or otherwise relating primarily to the Business (the "General Contracts"), to the extent not otherwise classified as License Agreements, Leases or Insurance Policies. The License Agreements and the General Contracts listed on Schedule 4.13 include all contracts, agreements, licenses, and other commitments and arrangements in effect with respect to the Business, other than the Leases addressed by Section 4.14 and the Insurance Policies addressed by Section 4.29, that either (i) involve expenditure of more than $5,000 in cash, property or services which has not already been made, (ii) require performance by any party thereto more than six (6) months after the Closing Date, (iii) involve the sale or purchase of any assets or the assumption, creation or guarantee of liabilities other than in the ordinary course of business and as reflected in the Financial Statements (as defined in Section 4.16 below), or (iv) were not otherwise entered into in the ordinary course of business or are otherwise material to the Business or the assets (collectively, the "Material Contracts"). True, correct and complete copies of all Material Contracts have been delivered by Company to Merger Sub prior to the Determination Date and no modifications or amendments thereto have been made. Except as disclosed on Schedule 4.13, no Material Contract contains any term or provision requiring Company or its Affiliates (or its or their successors or assigns) to pay any special, incidental, consequential, liquidated or other extraordinary damage under any circumstances, and each Material Contract specifically disclaims all such damages. All Material Contracts are valid, binding, and enforceable in accordance with their terms and are in full force and effect. There are no existing defaults by Company under any such Material Contracts and to Company's and the Shareholders' best knowledge, no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder. Neither Company nor the Shareholders has received notice of any complaint regarding the Business, Company's products and services or the Assets from any party to any Material Contract which has not been resolved, and no such party to any Material Contract has cancelled or threatened to cancel its relationship with Company since December 31, 2001.

        Section 4.14    Leases.    Schedule 4.14 sets forth, as of the Determination Date, all leasing or rental contracts, agreements, and other commitments and arrangements in effect with respect to any property or assets of Company or otherwise with respect to the Business (the "Leases"). The Leases listed on Schedule 4.14 include all leasing or rental, contracts, agreements, commitments and arrangements that either (i) have an annual rental, in any individual instance, in excess of $1,000, or (ii) remain in effect for a period of twelve (12) months or longer without allowing Company (and, following the Closing, Merger Sub) to terminate without penalty for any reason upon the delivery of any required notice. True, correct and complete copies of all Leases have been delivered by Company to Merger Sub prior to the Determination Date and no modifications or amendments thereto have been made. All Leases are valid, binding, and enforceable in accordance with their terms and are in full force and effect. There are no existing defaults by Company thereunder and to Company's and the Shareholders' best knowledge, no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder.

        Section 4.15    Accounts Receivable.    Schedule 4.15 sets forth all accounts (including healthcare insurance receivables), accounts receivable, notes, notes receivable, instruments, drafts, documents, letter of credit rights, chattel paper (whether tangible or electronic) and other receivables and rights to the payment of money or receipt of other benefit with respect to the Business, including those which remain unbilled, uncollected or unreceived on the Closing Date, whether or not evidenced by a writing or reflected in Seller's Financial Statements (as defined in Section 4.16) (the "Accounts Receivable") together with an accurate aging of such items, all as of the Determination Date. The Accounts Receivable arose from valid transactions in the ordinary course of business, no notice that any portion of any Accounts Receivable is subject to any counterclaim, setoff, refund, credit or other claim has been received by Company or the Shareholders and, to the best of Company's and the Shareholders' knowledge, no portion of the Accounts Receivable is subject to counterclaim, setoff, refund, credit or other claim. Except as set forth on Schedule 4.15, the Accounts Receivable are collectible in the ordinary course of business consistent with past custom and practice at the recorded amounts thereof. Except as disclosed on Schedule 4.15, Company has not billed or collected any amounts due with respect to any License Agreements, General Contracts and Intellectual Property Assets in advance of the performance of its obligations with respect thereto.

        Section 4.16    Financial Statements.    Schedule 4.16 sets forth the audited income statements, statements of cash flows and balance sheets for Company for its fiscal years ended December 31, 2000, 2001 and 2002 and an unaudited income statement, statement of cash flows and balance sheet for the one-month period ended January 31, 2003, all of which have been prepared in accordance with GAAP consistently applied (except as disclosed in the notes thereto and except that unaudited financial statements do not contain footnotes) and present fairly the financial condition, results of operation, and cash flow of Company for the periods presented (collectively, the "Financial Statements"). The Financial Statements properly reflect all assets and as are (or were) then in existence, and the results of operations of Company for the periods presented.

        Section 4.17    Undisclosed Liabilities.    There are no liabilities, secured or unsecured, losses, claims, demands, suits, judgments or obligations of any kind, contingent or otherwise, and whether due or to become due ("Liabilities"), of a nature required by GAAP to be reflected in a balance sheet of Company, except such Liabilities that either (1) are accrued and reserved against in the Financial Statements or (2) have arisen or been incurred in the ordinary course of business since the date of such Financial Statements and are reflected and/or accrued and reserved against in the most recent balance sheet of Company delivered to Merger Sub at or prior to the Determination Date.

        Section 4.18    Conduct of Business.

          (a)    Ordinary Course of Business: No Acquisition or Disposal of Assets.    Except as disclosed in Schedule 4.18, since December 31, 2002, Company has operated the Business in the ordinary course consistent with past practices, and has not purchased or acquired, or removed or disposed of, any assets except in amounts that are not material and in the ordinary course.

          (b)    No Material Adverse Change.    Except as disclosed in Schedule 4.18, since December 31, 2002, there has been no material adverse change in the Business or in the financial condition or operations of Company.

          (c)    Absence of Particular Events.    Except as disclosed in Schedule 4.18, since December 31, 2002, Company has not (1) suffered any damage, destruction, loss or deterioration in operating condition which could cause a Material Adverse Effect on Company or the assets of Company; (2) increased the compensation or other benefits payable or to become payable to employees of Company or declared any bonus, severance, change of control or termination benefit; (3) incurred any liability or obligation relating to Company, paid or discharged any Liability, or waived or released any material benefit, claim or right, including any write-off, settlement or compromise of any Accounts Receivable, other than in the ordinary course consistent with past practice; (4) made any change in any method, practice, or principle of accounting involving Company or the assets of Company; (5) paid, loaned, or advanced any monetary amount or other asset to, or sold, transferred, or leased any asset to, any employee of Company except for normal compensation involving salary and benefits; (6) permitted any of its assets or properties to become subject to any Lien; (7) made any commitment which is reasonably likely to cause economic harm to Company, Surviving Corporation or Parent or otherwise diminish the value of the Business; (8) agreed to take any action described in this Section 4.18 or that would constitute a breach of any representation, warranty, covenant or agreement of Company set forth in this Agreement; or (9) declared or paid any dividend or distribution (including S-corporation or LLC distributions) greater than an amount necessary to satisfy the current taxable obligations of the Shareholders, but in any event not greater than $100,000, or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any options, warrants or other rights to purchase any of the foregoing, or authorized the issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or sold, issued or incurred any debt security (except for and in connection with issuances of stock pursuant to the exercise (whether cashless or otherwise)) of outstanding options.

        Section 4.19    Export Control Laws.    Company has conducted the Business in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations, except for such violations which would not have, individually or in the aggregate, a Material Adverse Effect.

        Section 4.20    Major Vendors and Customers.    Schedule 4.20 lists each supplier of property or services to, and each licensee or customer of, Company, to whom Company paid or billed in the aggregate $25,000 or more during the most recent fiscal year, together with, in each case, the amount paid or billed during such period. To the best knowledge of Company, there is no reason the relationship with any such person or entity might not be continued by Surviving Corporation, after the Closing, at substantially the same or better level of business and on substantially the same terms as Company experienced during the twelve (12)-month period preceding the Determination Date.

        Section 4.21    Non-Audit Activities.    Except as set forth on Schedule 4.21, during 2002 and its current fiscal year, Company has not received from PricewaterhouseCoopers, LLP or Cherry, Bekaert & Holland, L.L.P. any non-audit related services, including: (i) bookkeeping services; (ii) financial information systems design and implementation consulting services; (iii) appraisal or valuation services (including fairness opinions); (iv) actuarial services; (v) internal audit services; (vi) any management or human resource functions; (vii) broker-dealer, investment advisor or other investment banking services; (viii) legal services; (ix) tax-related services; or (x) other expert services unrelated to the auditing service.

        Section 4.22    Employee Complaints.    Except as set forth on Schedule 4.22, since July 29, 2002, Company has not discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee (i) who had previously submitted to his or her supervisor or anyone else in a position of authority with Company any complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Company or its employees, whether relating to accounting, internal accounting controls, auditing matters or otherwise, or (ii) who has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress. Since July 29, 2002, no employee of Company (1) has submitted to his or her supervisor or to someone else in a position of authority any complaint, concern or allegation regarding any alleged unlawful or unethical conduct by Company or its employees, whether relating to accounting, internal accounting controls, auditing matters or otherwise or (2) has provided information to, or otherwise assisted any investigation by, any law enforcement, regulatory or other governmental authority or a member of the United States Congress.

        Section 4.23    Disclosure Controls.    Schedule 4.23 completely and accurately describes all of Company's internal guidelines, controls and procedures designed to ensure that material information regarding Company's operations and financial condition is accumulated and communicated to Company's management, including its principal executive and financial officers and members of its Board of Directors.

        Section 4.24    Protected Business Information.    The sales pipeline reports and revenue estimates and projections set forth on Schedule 4.24 have been prepared by Company in good faith based upon reasonable assumptions and are, to the best of Company's and each Shareholder's knowledge, true and correct in all material respects.

        Section 4.25    Litigation.    Except as disclosed on Schedule 4.25, no claim, action, suit, proceeding, inquiry, hearing, injunction, arbitration, administrative proceeding, patent infringement claim, or investigation (collectively, "Litigation") is pending, or, to Company's and each of the Shareholder's best knowledge, threatened against Company, its predecessors or Affiliates or its or their present or former directors, officers, or employees, affecting, involving, or relating to Company, the Business, any Employee Plan maintained, sponsored or contributed to by Company, or any PEO (as defined in Section 4.28 below) on behalf of Company or its Employees, or any assets or properties of Company. Neither Company nor any Shareholder knows of any facts or circumstances that could reasonably be expected to serve as the basis for Litigation against Company (or Surviving Corporation upon completion of the Merger), its predecessors or its or their present or former directors, officers, or employees, affecting, involving, or relating to the Business or any assets or properties of Company.

        Section 4.26    Court Orders, Decrees, and Laws.

          (a)    Compliance With Laws.    There is no outstanding or, to Company's and each of the Shareholder's best knowledge, threatened order, writ, injunction, or decree of any court,

  governmental agency, or arbitration tribunal against Company affecting, involving, or relating to Company, the Business or any assets or properties of Company. Company is not in violation of any Laws affecting, involving, or relating to Company, the Business or any assets or properties of Company, except where noncompliance has no Material Adverse Effect on Company, the Business or any assets or properties of Company, and Company has received no notices of any such alleged violation. The foregoing shall be deemed to include Laws relating to the Patent, Copyright, and Mark laws, Trade Secret and unfair competition Laws of U.S., state and foreign jurisdictions, and to all other applicable Laws, including equal opportunity, wage and hour, benefits and other employment-related Laws, Tax Laws and antitrust and trade regulation Laws.

          (b)    Adequacy of Authorizations.    The Authorizations constitute all approvals, authorizations, certifications, consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, all persons and all U.S. or non-U.S., federal, state, or local governmental authorities that are required for the ownership and use of the Assets and the conduct of the Business under all applicable Laws and as presently conducted. Company is in compliance with all material terms and conditions of such required Authorizations. All of the Authorizations are in full force and effect, and, to the best of Company's and each of the Shareholder's knowledge, no suspension or cancellation of any of them is being threatened, nor will any of the Authorizations be affected by the consummation of the transactions described in this Agreement, except to the extent any such Authorizations are assignable or transferable only upon receipt of the Required Government Consents and Required Contract Consents.

          (c)    Environmental Matters.    The operations of Company forming a part of the Business and involving the Assets comply, and have complied, in all material respects with all applicable Laws relating to hazardous materials, pollution or protection of the environment ("Environmental Laws"). Neither Company nor any of the Shareholders has received any notice of any pending or threatened investigation, proceeding or claim to the effect that Company is or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws or arising out of the presence, generation, storage or disposal of hazardous materials, and, to the best knowledge of Company or any of the Shareholders, there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of Company to any person or entity or for any such cleanup costs.

          (d)    Labor Relations.    Company has not and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge pending before the Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against Company pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage pending or, to the best knowledge of Company or the Shareholders, threatened against or involving or affecting Company and no NLRB representation question exists respecting any of Company's employees. No grievance, complaint, citation, investigation or arbitration proceeding is pending against Company, no written claim therefor has been received by Company and, to the best knowledge of Company and the Shareholders no basis for any such claim exists. There is no collective bargaining agreement that is binding on Company. Company has not violated the Worker Adjustment and Retraining Act or any similar law.

        Section 4.27    Taxes and Tax Returns.    Except as disclosed on Schedule 4.27:

          (a)  As used in this Agreement, "Tax" or "Taxes" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation, foreign, domestic, central, local, state or other jurisdictional taxes or other charges on or with respect to income, estimated income, franchises, business, occupation, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

          (b)  Company has duly filed all returns, declarations, reports, information returns and statements including any Schedules thereto and including any amendments thereof ("Returns") required to be filed by it in respect of any United States federal, state, local or foreign Taxes. All such Returns were true, correct and complete in all material respects. All such Taxes owed by Company have been paid, other than Taxes which are being contested in good faith (and disclosed to Parent in writing). Company has no liability for any unpaid Taxes which has not been accrued for or reserved on Company's books and records in accordance with GAAP in respect of the operation of the Business through the Determination Date.

          (c)  Neither Company (including, without limitation its officers, directors, employees and agents) nor the Shareholders have received any notice (whether in writing or based upon other personal contact) that any of the Returns of Company have been examined by the United States Internal Revenue Service (the "IRS"), or any other federal or state governmental authority. There are no audits or other governmental authority proceedings or claims for assessment, deficiency or collection of Taxes currently pending, nor any other disputes pending with respect to, nor, to the knowledge of Company and the Shareholders claims asserted for, Taxes upon Company greater than $250 individually or $10,000 in the aggregate; nor has Company given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Returns. There are no Liens for Taxes upon any assets or properties of Company, except for Liens for Taxes not yet due and payable or Taxes being properly contested. Any Taxes being properly contested are disclosed on Schedule 4.27(c). Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

          (d)  Company (i) has not requested any extension of time within which to file any Return which Return has not since been filed; (ii) is not a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is not required to include in income any adjustment by reason of a voluntary change in accounting method initiated by Company (nor does Company have any knowledge that any governmental authority has proposed any such adjustment or change of accounting method); (iv) has not been a member of an affiliated group (as defined in Section 1504 of the Code); and (v) has no reason to believe that it has any liability for the Taxes of any other person or entity as a transferee or successor or by contact or otherwise.

          (e)  Company has not made any payments, is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate Company to make any payments that will not be deductible pursuant to Sections 280G, 404, or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. Company is not, nor has it been during the applicable period specified in Code Section 897(c)(1)(A)(ii), a United States real property holding corporation within the meaning of Code Section 897(1). Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (f)    Company has been a validly electing S-corporation within the meaning of Code Sections 1361 and 1362 at all times since January 1, 2003 and will be an S-corporation up to and including the day before the Closing Date.

        Section 4.28    Personnel and Compensation.

          (a)  Schedule 4.28(a) lists every agreement or arrangement (each a "PEO Arrangement") entered into between Company and any professional employer organization, employee leasing organization or similar organization (each a "PEO") which has furnished or does furnish employees, directors, independent contractors, consultants or agents (collectively, "PEO Employees") to Company, and Schedule 4.28(a) indicates which of such PEO Arrangements remain enforceable. Company has furnished Parent with a true, correct, complete and legible copy of each PEO Arrangement listed on Schedule 4.28(a), including all amendments.

          (b)  Schedule 4.28(b) lists each independent contractor or employee of Company and each PEO Employee (collectively, the "Employees") who has furnished services to Company since January 1, 1996, including, for each: (i) name; (ii) rate of compensation; (iii) date of commencement of employment or engagement; (iv) date of termination, if applicable; and (v) whether such Employee is a PEO Employee.

          (c)  With respect to each terminated, retired or deceased Employee or their beneficiaries, who is entitled to receive benefits under any Employee Plan (as defined below), Schedule 4.28(c) lists their: (i) name; (ii) pension benefits; (iii) pension option election; (iv) retiree medical insurance coverage; (v) retiree life insurance coverage; (vi) other benefits. Neither Surviving Corporation nor Parent shall incur any Loss (as defined below) arising out of the structure, operation, termination, liquidation or distribution of or from any Employee Plan (as defined below), maintained, sponsored or contributed to by Company, or any PEO on behalf of Company or its Employees, (regardless of whether such Employee Plan is listed on Schedule 4.28(d)) arising out of or in connection with acts or events occurring contemporaneously with or after the Closing. The aggregate amount of costs and expenses incurred by Company, Parent and Surviving Corporation arising out of or in connection with (i) the termination of Employees contemporaneously with the Closing, and (ii) compliance with COBRA (or any other rights or benefits related to or arising out of termination) regarding Employees who are or have been terminated contemporaneously with or prior to the Closing, shall not exceed $15,000.00.

          (d)  Except as listed in Schedule 4.28(d), neither Company nor any PEO, on behalf of Company or its Employees, has, since, January 1, 1996, maintained, sponsored or contributed to any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act ("ERISA"), any specified fringe benefit plans, as defined in Section 6039D(d)(1) of the Code, any bonus, compensation, option, stock, savings, severance, supplemental-unemployment, group-insurance, vacation, holiday, sick-leave, fringe-benefit or similar plans (collectively, the "Employee Plans"). No Employee Plan maintained, sponsored or contributed to by Company, or any PEO on behalf of Company or its Employees, is or was: (i) a "multiple employer welfare arrangement," as defined in Section 3(40)(A) of ERISA; (ii) a "multiple employer plan," as defined in Section 413(c) of the Code; (iii) a "defined benefit plan," as defined in Section 414(j) of the Code or Section 3(35) of ERISA; (iv) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA; (v) subject to Section 412 of the Code or Title IV of ERISA; or (vii) an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is not an individual account plan (as defined in Section 3(34) of ERISA). All Employee Plans maintained, sponsored or contributed to by Company, or any PEO on behalf of Company or its Employees, are and were at all times in the form required by, and have been operated, maintained and funded in compliance with, all applicable Laws.

          (e)  Company has delivered to Parent with respect to each Employee Plan listed on Schedule 4.28(d) true, accurate and complete copies of; (i) the documents comprising such Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Company or any ERISA Affiliate), (ii) all trust agreements, insurance contracts or any other funding instruments; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor or any other governmental authority and any open requests therefore, (iv) all annual reports filed with any governmental authority during the current year and each of the three preceding years, (v) all securities registration statements filed, (vi) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, and (vii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

          (f)    Company and any PEO furnishing Employees to Company has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including: (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA;" and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

          (g)  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and there are no circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and no circumstances exist that will or could result in a revocation of such exemption. No Employee Plan which is a "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) utilizes a funding vehicle described in Section 501(c)(9) of the Code. With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax thereon under Section 511 of the Code.

          (h)  Except for the continuation coverage requirements of COBRA, Company has no obligations or potential liability for benefits to Employees, former Employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and reserves have been established by Company or its insurance companies at least sufficient to pay all claims incurred under the provisions of such employee welfare benefit plans. Company has not received notice of, nor does it know any basis for, any retrospective premium charge for claims relating to any period prior to the Closing Date under any such employee welfare benefit plans.

          (i)    No written or oral representations have been made to any Employee or former Employee promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any Employee or former Employee of Company concerning the employee benefits of Parent.

        Section 4.29    Insurance Policies.    Schedule 4.29 lists all insurance and reinsurance, surety, bonding, or indemnity policies, binders, or contracts, and the benefits of any prior insurance coverage to the extent still available, as established or obtained with respect to the Business and the assets and properties of Company (the "Insurance Policies") in force as of the Determination Date, naming Company as an insured or beneficiary or as a loss-payable payee or for which Company has paid or is obligated to pay all or part of the premiums. Neither Company nor any Shareholder has received notice of any pending or threatened termination or retroactive premium increase with respect thereto and Company is in compliance with all material conditions contained therein, the noncompliance with which could reasonably be expected to result in termination of insurance coverage or increased premiums for prior or future periods. There are no pending material claims against such insurance by Company as to which insurers have denied liability or are defending under any reservation of rights, and, to the knowledge of Company and the Shareholders, there exists no material claim under such insurance that has not been properly filed by Company.

        Section 4.30    Sufficiency of Rights.    Except as disclosed on Schedule 4.30, and assuming the renewal or continuation of all business arrangements currently in place with respect to the Business (and, to the best of Company's and each Shareholder's knowledge, no reason exists why such renewal or continuation in favor of Surviving Corporation could be obstructed), the assets and properties of Company constitute all of the properties, rights, and privileges necessary for Surviving Corporation to continue the conduct of the Business in substantially the same manner as it has been operated by Company during the twelve (12)-month period immediately preceding the Closing.

        Section 4.31    Broker's or Finder's Fees.    Neither Company nor any Shareholder has authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement.

        Section 4.32    Related-Party Transactions.    Except as disclosed on Schedule 4.32, Company is not a party to any contract, agreement, license, lease, or arrangement with, and has no other commitment to, directly or indirectly, (i) any officer or salaried employee of Company in office within two (2) years of the date of this Agreement; (ii) any corporation, trust, or other entity in which any such officer or salaried employee has a material equity or participating interest; (iii) any partnership in which any such officer or salaried employee has a partnership or participating interest, in each case, relating to or involving Company, the Business or the assets and properties of Company, or (iv) any other Affiliate, except, in each instance, for existing compensation arrangements listed herein. Each such contract, agreement, license, lease, arrangement, and commitment was entered into by Company in the ordinary course of business upon terms that are fair and reasonable to Company without regard to the status and relationship of such other parties. Except as disclosed on Schedule 4.32, no present or former Affiliate owes money to Company, has any claim (as defined in Section 101 of the U.S. Bankruptcy Code) or other right or cause of action against Company, has any interest in any property or assets used by Company in their Business, or has any benefits that are vested, contingent, increased, accelerated or effective on the transactions contemplated by this Agreement, other than as stated in this Agreement. Neither Company nor its Affiliates nor their agents or employees, nor any other person acting on behalf of Company, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of Company, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any applicable Laws, or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the Business of Company.

        Section 4.33    Bank Accounts.    Schedule 4.33 lists all bank, money market, savings, deposit, investment and similar accounts and safe deposit boxes of Company, specifying the account numbers, the authorized signatories or persons having access to them, and the passwords used to access such accounts, including through voice response and Internet services.

        Section 4.34    No Fraudulent Transfer.    Company and the Shareholders have entered into this Agreement and the other Merger Agreements without any intent to hinder, delay or defraud any of their creditors. The Shareholders have received a reasonably equivalent value in exchange for their interests in Company. On the Determination Date and at all times thereafter up to and including the Closing, and after giving effect to the transactions contemplated hereby, Company is and will be solvent, the sum of Company's assets is and will be greater than all of its debts, and Company is and will be generally able to pay its debts as they become due.

        Section 4.35    Disclosure.    Company and the Shareholders represent and warrant that the Schedules described in this Agreement (except for any Schedules described in Article 5) accurately and completely set forth all information and items described in this Agreement as being included, listed or disclosed thereon. Company and each Shareholder have completely and accurately responded to the inquiries and diligence requests of Parent and Merger Sub and their agents, representatives, attorneys and employees in connection with the transactions contemplated by this Agreement. No representation, warranty, or statement made by Company or the Shareholders in this Agreement, the Merger Agreements, any document or certificate furnished or to be furnished to Parent and Merger Sub pursuant to this Agreement or in connection with any filings made or to be made in connection with the Merger (including filings with the SEC, Nasdaq and other governmental authorities) contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein, under the circumstances in which they were made, not materially misleading. To their knowledge, Company and each Shareholder have disclosed to Parent all facts known or reasonably available to Company and the Shareholders that are material to the financial condition, operation, or prospects of Company.

        Section 4.36    Securities Act Compliance.    Company and each Shareholder acknowledge that none of the shares of the Parent Common Stock to be delivered to the Company Shareholders pursuant to this Agreement will, at the time of delivery, be registered under the securities laws of any state, federal or other authority (the "Securities Laws"). Each Shareholder understands that no federal or state agency or authority has made any finding or determination as to the fairness of this investment nor any recommendation or endorsement of the Parent Common Stock and agrees that no representation or promise has been made to such Shareholder concerning the marketability or value of the Parent Common Stock. The shares of Parent Common Stock were offered to each Shareholder through personal contact with an executive officer of the Parent. No Shareholder is aware of any offer or solicitation involving the Parent Common Stock by means of any publicly disseminated advertisements or sales literature, any publication or broadcast by any news media, or any other general advertising or general solicitation conducted by any other person. No person or entity, including any broker, the Parent, Merger Sub or its or their agents or employees, has ever represented, guaranteed, or warranted to any Shareholder, expressly or by implication, (i) the approximate or exact length of time that any Shareholder will be required to remain as owner of shares of the Parent Common Stock; or (ii) that the Parent will achieve any particular level of financial performance during the future. Each Shareholder represents and warrants that such Shareholder is acquiring the Parent Common Stock for investment, and not with a view toward, or for resale in connection with, a distribution in violation of the Securities Laws. Each Shareholder acknowledges that the Parent Common Stock may be sold, pledged, hypothecated, disposed of, or otherwise transferred or distributed only (i) pursuant to an effective registration statement covering the security under the Securities Laws, or (ii) pursuant to an exemption from the registration requirements of the Securities Laws.

        Section 4.37    Access to Information.    Company and each Shareholder have had access to the books and records of Parent and Merger Sub and have otherwise had access to sufficient information about Parent and Merger Sub upon which to analyze the transactions contemplated by this Agreement. Company and each Shareholder have been given the opportunity to ask questions and receive answers from the officers of Parent and Merger Sub concerning the terms and conditions of the transactions contemplated by this Agreement and the business and financial condition of Parent and Merger Sub. Company and each Shareholder have had the opportunity to obtain any additional information they deem necessary to verify the accuracy and completeness of information provided by Parent in connection with this Agreement and the transactions contemplated hereby.

        Section 4.38    Experience; Investment.    Each Shareholder has such knowledge and experience in financial and business matters as to enable such Shareholder (i) to utilize the information made available to it and him in connection with the transactions contemplated by this Agreement and the other Merger Agreements, (ii) to evaluate the merits and risks associated with the acquisition of the Parent Common Stock, and (iii) to make an informed decision with respect thereto. The business and financial experience of each Shareholder is such that Parent and Merger Sub could reasonably assume such persons have the capacity to protect their own interests in connection with the offer, sale and issuance of the Parent Common Stock. Each Shareholder is financially capable of bearing the risk of loss of any and all consideration surrendered in exchange for the Parent Common Stock and acknowledges that an investment in the Parent Common Stock involves a high degree of risk, including a possible total loss of investment, and the purchase price of the Parent Common Stock may not be indicative of the future value of the securities. Except as disclosed on Schedule 4.38, each Shareholder represents that because of one or more of the following criteria, such Shareholder is an "accredited investor" within the meaning of Regulation D promulgated by the SEC under the Securities Act, by reason of: (1) such person is a natural person who has a net worth or joint net worth with the person's spouse exceeding $1,000,000 at the time of purchase; (2) such person is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects to reach the same income level in the current year; (3) such person is a corporation, partnership or trust with total assets in excess of $5,000,000; or (4) all of such person's shareholders, partners or members, as the case may be, participating in the investment in the Parent, are "accredited investors." Company and each Shareholder understand that the officers, directors, attorneys and other advisors of Parent and Merger Sub will rely upon the representations and warranties made by Company and the Shareholders in this Agreement in order to establish any necessary exemption from the registration provisions of the Securities Laws.

        Section 4.39    Tax Advice.    Company and each Shareholder have reviewed with their Tax advisors the United States federal, state, local and foreign Tax consequences of an investment in the Parent Common Stock and the transactions contemplated by this Agreement and the other Merger Agreements. Company and the Shareholders are relying solely on such advisors and not on any statements or representations of the Parent or Merger Sub or any of their advisors or agents, and understand that they (and not the Parent, Merger Sub, Surviving Corporation or any other person or entity) shall be responsible for their own Tax liability that may arise as a result of the transactions contemplated by this Agreement and the other Merger Agreements.

        Section 4.40    Ownership.    Each Shareholder owns, of record and beneficially, valid title to his shares of stock of Company, and such shares are free and clear of all Liens. No Shareholder has granted or is bound by any outstanding subscriptions, options, warrants, calls, rights of first refusal, commitments or agreement of any character calling for or restricting in any way the transfer, purchase, subscription or issuance of any shares of capital stock of Company or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting any such shares.

        Section 4.41    No Claims.    Except as set forth on Schedule 4.41, no Shareholder has any claim or cause of action against Company or any Affiliate. No Shareholder is a party to or subject to any judgment, decree or order entered in any lawsuit or proceeding brought by any governmental authority or other third party seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub, hereby represent and warrant, jointly and severally, to Company and the Shareholders as follows:

        Section 5.1    Corporate Existence.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of Parent and Merger Sub has the corporate power and authority to conduct its business and to own and lease all of its properties and assets. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the nature of its properties or conduct of its business requires it to be so qualified or licensed, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Parent and Merger Sub considered as a whole.

        Section 5.2    Corporate Power and Authorization.    Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and the other Merger Agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action. This Agreement is, and the other Merger Agreements and instruments to be executed and delivered by Parent and Merger Sub in connection with the transactions contemplated hereby will be, (i) duly executed and delivered by Parent and Merger Sub and (ii) the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their terms except as such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting creditors' rights generally, and by general principles of equity.

        Section 5.3    No Conflict.    Neither the execution, delivery and performance of this Agreement and the other Merger Agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Laws applicable to Parent or Merger Sub, (ii) violate or conflict with any provision of any articles of incorporation, charter, bylaw or other governing or organizational instrument of Parent or Merger Sub, or (iii) conflict with, result in the breach of, constitute a default, or otherwise impair Parent's or Merger Sub's rights or obligations under any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which Parent or Merger Sub is a party, except for such violations, defaults or breaches as are not reasonably likely to have a Material Adverse Effect on Parent and Merger Sub, considered as a whole.

        Section 5.4    Broker's or Finder's Fees.    Neither Parent nor Merger Sub has authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

        Section 5.5    Capitalization.    The authorized capital stock of Parent consists of 10,000,000 shares of Parent Common Stock, 2,418,091 of which are issued and outstanding, and 1,000,000 shares of preferred stock, 27,020 of which are issued and outstanding. All of the shares of Parent Common Stock to be issued pursuant to this Agreement have been duly authorized and, upon issuance at Closing, will be validly issued, fully paid and nonassessable.

        Section 5.6    SEC Reports.    Parent represents and warrants to Company and the Shareholders that it is a "reporting issuer," is eligible to use Form S-3 for secondary offerings and has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Since January 1, 2002, Parent has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act. None of the reports contained in such filings, as of their respective dates (or if amended or superseded by subsequent filing, on the dates of such filings), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The financial statements of Parent contained in such filings and reports were prepared in accordance with GAAP consistently applied through the periods covered thereby (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and present fairly the financial condition of Parent as of the indicated dates and the results of operations of Parent for the indicated periods. To Parent's knowledge, since September 30, 2002, no event has occurred (other than those referenced in this Agreement) for which Parent is required to file a Form 8-K for which Parent has not filed a Form 8-K.

        Section 5.7    Required Government Consents.    Except for the Required Government Consents, no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, U.S. or non-U.S., federal, state, or local governmental authorities is necessary for (i) the execution, delivery and performance of this Agreement and the other Merger Agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by the Parent or Merger Sub or (ii) the consummation by the Parent or Merger Sub of the transactions contemplated hereby or thereby.

        Section 5.8    Required Contract Consents.    Except for the Required Contract Consents, no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person (other than the Required Government Consents) is necessary for (i) the execution and delivery of this Agreement and the other Merger Agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Parent or Merger Sub or (ii) the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby.

        Section 5.9    Disclosure.    No representation, warranty, or statement made by Parent or Merger Sub in this Agreement, the Merger Agreements or in any document or certificate furnished or to be furnished to Company and the Shareholders pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein, under the circumstances in which they were made, not materially misleading.

ARTICLE 6
CONDITIONS TO CLOSING

        Section 6.1    Conditions to Company's and Shareholders' Obligations.    Each of the obligations of Company and the Shareholders to be performed hereunder shall be subject to the satisfaction (or waiver by Company or the Shareholders, as applicable) at or prior to the Closing of each of the following conditions:

          (a)  Parent's and Merger Sub's representations and warranties contained in this Agreement and the other Merger Agreements shall be true and correct in all material respects on and as of the Closing Date.

          (b)  Parent and Merger Sub shall have performed, complied with and satisfied in all material respects all covenants, agreements, obligations and conditions required by this Agreement and the other Merger Documents to be performed, complied with or satisfied by them on or prior to the Closing.

          (c)  All Required Government Consents (except for the filing of the Certificate of Merger with the Georgia Secretary of State) and Required Contract Consents shall have been obtained.

          (d)  No Litigation shall be threatened or pending before any court or governmental agency that could reasonably be expected to result in the restraint or prohibition of any Party, or the obtaining of damages or other relief from any Party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

          (e)  Parent shall have entered into contracts providing for the employment of Jeff Longoria, Joe Longoria and Matthew Chestnut by Parent substantially in the form attached hereto as Exhibit 6.1(e) (with specific information appropriately completed with respect to each such person).

          (f)    Parent and the Shareholders shall have entered into a registration rights agreement in substantially the form attached hereto as Exhibit 6.1(f).

          (g)  Parent shall have offered employment (on terms consistent with Parent's employment policies and practices for similarly-situated employees as determined by Parent) to up to twelve (12) employees of Company reasonably acceptable to Parent, including the persons listed on Exhibit 6.1(g).

          (h)  Company and the Shareholders shall have received certificates, dated as of the Closing Date, signed by Parent and Merger Sub (i) certifying that the conditions specified in Sections 6.1(a) through 6.1(d), inclusive, have been satisfied, (ii) attaching resolutions and consents of the Boards of Directors of Parent and Merger Sub, good standing certificates and other documents reasonably requested by Company and the Shareholders regarding consents and authorizations required to be obtained by Parent and Merger Sub in connection with this Agreement and consummation of the transactions contemplated hereby, and certifying that no such consents, resolutions, certificates or other authorizations have been revoked or modified in any respect, and (iii) attesting to the incumbency of the persons executing this Agreement and the other Merger Agreements on behalf of Parent and Merger Sub.

        Section 6.2    Conditions to Parent's and Merger Sub's Obligations.    Each of the obligations of Parent and Merger Sub to be performed hereunder shall be subject to the satisfaction (or the waiver by Merger Sub or Parent, as applicable) at or prior to the Closing of each of the following conditions:

          (a)  Company's and Shareholders' representations and warranties contained in this Agreement and the other Merger Agreements shall be true and correct in all material respects on and as of the Closing Date.

          (b)  Company and Shareholders shall have performed, complied with and satisfied in all material respects all covenants, agreements, obligations and conditions required by this Agreement and the other Merger Agreements to be performed, complied with or satisfied by them on or prior to the Closing.

          (c)  All Required Government Consents (except for the filing of the Certificate of Merger with the Georgia Secretary of State) and Required Contract Consents shall have been obtained.

          (d)  No Litigation shall be threatened or pending before any court or governmental agency that could reasonably be expected to result in the restraint or prohibition of any Party, or the obtaining of damages or other relief from any Party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

          (e)  Company shall have provided to Parent payoff letters, releases, termination statements and cancellation documents for all Liens and Liabilities with respect to Company and its assets and liabilities and shall have paid all amounts required to be paid by Company with respect thereto.

          (f)    Company shall have prepared and delivered to Merger Sub and Parent the Manual Balance Sheet and updated list of Company Customers and Prospects, each of which shall be acceptable to Parent and Merger Sub. Company shall not have suffered any Material Adverse Effect and no material adverse change (whether or not such change is referred to or described in any supplement to the Schedules) in the financial condition, operations, or prospects of the

  Business from that reflected in the Financial Statements for the fiscal year ending and as of December 31, 2002 shall have occurred.

          (g)  Each of Jeff Longoria, Joe Longoria and Matthew Chestnut shall have entered into employment agreements with Parent in substantially the form attached hereto as Exhibit 6.1(e), the effectiveness of which shall be expressly contingent upon the occurrence of Closing.

          (h)  Gordon Dickens shall have entered into a non-compete, non-solicitation and confidentiality agreement substantially in the form attached hereto as Exhibit 6.2(h).

          (i)    The Employees of Company identified by Parent, including Andreas di Montegnacco, a/k/a Informatica, shall have entered into the work product and confidentiality agreements in the form attached hereto as Exhibit 6.2(i) or in such other form as is satisfactory to Parent and Merger Sub.

          (j)    Parent and Merger Sub shall have received certificates, dated as of the Closing Date, signed by Company and the Shareholders (i) certifying that the conditions specified in Sections 6.2(a) through 6.2(d), inclusive, have been satisfied, (ii) attaching resolutions and consents of the Boards of Directors of Company, good standing certificates and other documents reasonably requested by Parent and Merger Sub regarding consents and authorizations required to be obtained by Company and the Shareholders in connection with this Agreement and consummation of the transactions contemplated hereby, and certifying that no such consents, resolutions, certificates or other authorizations have been revoked or modified in any respect, and (iii) attesting to the incumbency of the persons executing this Agreement and the other Merger Agreements on behalf of Company.

          (k)    Resignations and Severance Agreements.    Company shall have delivered to Parent, to the extent requested by Parent, the written resignations and signed severance agreements of the directors, officers and Employees of Company, all of which shall be in form and substance reasonably satisfactory to Parent.

          (l)    Termination of Benefit Plans.    All matters required to be performed or completed by Company pursuant to Section 2.5 and Section 8.5 shall have been performed or completed in a manner reasonably satisfactory to Parent and its counsel and Company shall have delivered to Parent such certificates or other evidence reasonably satisfactory to Parent to evidence such performance. At or prior to Closing, Company shall deliver to Parent any and all documents and agreements evidencing the cancellation of the agreements listed on Exhibit 6.2(l) and such other agreements as Parent may reasonably request.

ARTICLE 7
CLOSING

        Section 7.1    Actions at Closing.    At Closing, the Parties shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

          (a)    Copies of Consents.    Company shall deliver to Merger Sub copies of all Required Contract Consents and all Required Government Consents.

          (b)    Certificate of Merger.    Company and Merger Sub shall execute and deliver the Certificate of Merger.

          (c)    Other Agreements.    The Parties shall execute and deliver the Merger Agreements and the certificates, instruments, opinions and other items and agreements required under Article 6 or reasonably requested by the other Parties to confirm the accuracy or satisfaction of the conditions referenced in Article 6.

        Section 7.2    Delivery of Merger Consideration.    Parent shall deliver certificates representing 200,000 shares of Common Stock to Company.

        Section 7.3    Further Assurances.    At and after the Closing, without further consideration, each of the Parties hereto shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, instruments, agreements, consents, and other documents as the other Parties or their counsel may reasonably request (i) to vest in Surviving Corporation, and perfect and protect Surviving Corporation's right, title, and interest in, and enjoyment of, the assets and properties used in the Business, (ii) to otherwise give effect to the Merger and other transactions contemplated by this Agreement, and/or (iii) to ensure more effectively the compliance of each Party with its agreements, covenants, warranties and representations under this Agreement.

ARTICLE 8
AGREEMENTS OF PARTIES

        Section 8.1    Information.    Each of the Parties will notify the other Parties as soon as practicable after any determination or discovery by it of any fact or circumstance relating to any Party which it has discovered through the course of investigation and which represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of any Party.

        Section 8.2    Waiver of Dissenter's Rights.    By signing this Agreement, each Shareholder agrees to and approves in all respects the transactions contemplated by this Agreement and the other Merger Agreements. Each Shareholder hereby waives notice of the transactions contemplated by this Agreement and the other Merger Agreements, any dissenter's or appraisal rights with respect hereto or thereto, and any other rights or claims which may hinder or delay the transactions contemplated by this Agreement and the other Merger Agreements or increase the obligations of any Party to this Agreement.

        Section 8.3    Regulatory Matters.    Each of the Parties will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental authorities in respect of the Business, the Merger or the other transactions contemplated hereby.

        Section 8.4    Shareholder's Cooperation.    Each Shareholder shall use his reasonable efforts to provide Parent and Surviving Corporation such assistance as it may reasonably request in connection with matters relating to Taxes, including information with respect to any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claims arising respecting Company or the Business. Each Shareholder shall each retain and provide Parent and Surviving Corporation with copies of records or information which may reasonably be considered to be relevant to any such Return, audit, examination or proceeding and each Shareholder shall retain all such books and records for so long as necessary in keeping with applicable statutes of limitations.

        Section 8.5    Employment and Benefit Matters.    On or prior to the Closing Date: (i) Company shall take all actions to cause all agreements between Company and any Employees (other than those portions of agreements relating to confidentiality, trade secret protection, non-solicitation of customers or employees, ownership of inventions and materials and similar agreements benefiting Company) to be canceled at no cost to Company; (ii) Company shall have obtained a letter from AdvanTech Solutions, Inc. ("AdvanTech") agreeing to a termination of the PEO Agreement between Company and AdvanTech, effective immediately prior to the Closing, providing for AdvanTech to be responsible for compliance with COBRA for Employees terminated contemporaneously with or prior to the Closing and other matters, in form satisfactory to Parent; and (iii) the compensation or other relevant committee of Company's Board of Directors shall have taken, or caused to be taken, all actions, and shall have done, or caused to be done, all things necessary, proper, or advisable on behalf of Company to effect the conversion of all Outstanding Options into rights with respect to Parent Common Stock, as contemplated by Section 2.5 hereof, without any other change in the terms of the Outstanding Options (other than changes contemplated by Section 2.5). Notwithstanding anything in this Agreement to the contrary, Company and the Shareholders covenant that neither Company, Surviving Corporation nor Parent shall incur any Liability or Loss arising out of the structure, operation, termination, liquidation or distribution of or from any Employee Plan (as defined above) regardless of whether such Employee Plan is listed on Schedule 4.28(d).

        Section 8.6    Confidentiality.    Each Shareholder will treat and hold as confidential all confidential information concerning the Business, Company, Parent and Surviving Corporation ("Confidential Business Information"), and shall refrain from using or disclosing to any person any of the Confidential Business Information except as permitted pursuant to express written agreement entered in connection with their employment by Parent after Closing, in connection with this Agreement or as may be required to be disclosed by applicable Law or administrative or legal process. "Confidential Business Information" shall not include any information which (i) is already generally available to the public or (ii) is lawfully disclosed to such Shareholder by a third party who at the time of such disclosure was not bound by any confidentiality agreement. In the event that any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Business Information, such Shareholder will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, any Shareholder is, on the written advice of counsel, compelled to disclose any Confidential Business Information to any tribunal or else stand liable for contempt, such Shareholder, as applicable, may disclose the Confidential Business Information to the tribunal; provided, however, that such Shareholder shall use its commercially reasonable best efforts to obtain, at the reasonable request of Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Business Information required to be disclosed as Parent shall designate.

        Section 8.7    Public Announcements.    The Parties agree that Parent may issue a press release in form and substance reasonably satisfactory to the Parties about the execution and delivery of this Agreement and the transactions contemplated hereby. Prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, no Party will issue any other press release or make any such public disclosure regarding this Agreement or the transactions contemplated hereby without the prior consent of the other Parties, which shall not be unreasonably withheld, conditioned or delayed. After the Closing Date, none of the Shareholders shall make any public announcement regarding the Merger, the Business, Company, Surviving Corporation or Parent or any other aspect of this Agreement or other Merger Agreements without Parent's prior written consent.

        Section 8.8    Failure to Fulfill Conditions.    In the event that any Party determines that a material condition to its or his obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to March 12, 2003 (the "Deadline Date"), such Party will promptly notify the other Parties. Except for any acquisition or merger discussions Parent or its subsidiaries, predecessors, officers or directors may enter into with other persons, each of the Parties will notify the other Parties as soon as practicable after any determination or discovery by it of any fact or circumstance relating to any Party which it has discovered through the course of investigation and which (i) represents, or is reasonably likely to represent, a material breach of any representation, warranty, covenant or agreement of any Party, (ii) has or is reasonably likely to have any adverse effect on the Business or (iii) would be likely to prevent or materially delay consummation of the transactions contemplated by this Agreement and the other Merger Agreements.

        Section 8.9    Taxes, etc.    The Shareholders shall prepare and file all Tax returns with respect to Company and pay all Taxes owed by Company for any taxable period ending prior to the Closing Date and shall pay all Taxes and file all Returns, if any, due from Company as a result of the Merger and other transactions contemplated by this Agreement and the other Merger Agreements. At least fifteen (15) days prior to filing any such Returns with respect to Company, the Shareholders shall deliver copies thereof to Parent and Parent shall have the right (but not the obligation) to review and approve, in its reasonable discretion, all such Returns. The Shareholders shall indemnify, reimburse and hold harmless Surviving Corporation and Parent, in respect of the liability for payment of or failure to pay any such Taxes or the filing of or failure to file any Returns required in connection herewith.

        Section 8.10    Parties' Efforts; Further Assurances.    From and after the date hereof and after Closing, the Parties shall in good faith perform their obligations under this Agreement and shall each use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms hereof. From and after the date hereof and after Closing, each Party shall take such actions and execute and deliver such documents, agreements, consents, assignments and information as may be reasonably requested by the other Parties in order to consummate the transactions contemplated by this Agreement and to evidence, perfect, protect and preserve Parent's and Surviving Corporation's interests and rights with respect to the Business.

        Section 8.11    Tax Treatment.    Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to, and to take no action which would cause the Merger not to, qualify for treatment as a "reorganization" within the meaning the remaining of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

ARTICLE 9
INDEMNIFICATION

        Section 9.1    Survival of Representations And Warranties.    If the Effective Time occurs as provided herein, then at that time all representations, warranties, covenants and agreements in this Agreement to the extent made or adopted by Company in this Agreement (and only to such extent) shall expire; provided, however, that such expiration of Company's representations, warranties, covenants and agreements shall in no way limit the liability pursuant to Article 9 for breaches of those representations, warranties, covenants and agreements or the ability of Parent and Merger Sub to exercise any rights and remedies pursuant to this Agreement, the other Merger Agreements and applicable Laws. The representations and warranties of the Shareholders contained in Article 1 and Article 4 and the representations and warranties of Parent and Merger Sub contained in Article 5, shall survive the Closing until April 30, 2004; provided, however, that (i) the representations and warranties contained in Section 4.27 (Taxes) and Sections 4.28(c), (d) and (f) (Personnel and Compensation) shall survive until thirty (30) calendar days after the expiration of the applicable statute of limitations governing such claims, and (ii) the representations and warranties contained in Section 4.9 (Intellectual Property) shall survive until the date two (2) years after the Closing Date. Notwithstanding the foregoing, if written notice of a Claim (as defined below) has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such Claim, until such Claim has been finally resolved. Except as otherwise stated herein, all representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing.

        Section 9.2    Indemnification by Shareholders.    Shareholders shall jointly and severally indemnify, defend, and hold harmless Parent and Merger Sub and their respective subsidiaries, shareholders, successors and permitted assigns, and the directors, officers, employees and agents of each (collectively, the "Merger Sub Group"), at, and at any time after, the Closing, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by any member of the Merger Sub Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

          (a)    Breach of Obligation.    Any breach of any representation, warranty, covenant or agreement of Company or Shareholders contained in or made pursuant to this Agreement and the other Merger Agreements, including the agreements, documents, certificates and other instruments contemplated hereby and thereby;

          (b)    Undisclosed Liabilities.    Any Liabilities of Company or the Shareholders, or otherwise arising out of or in connection with Company and the conduct of the Business or the ownership, operation or use of the assets and properties of Company prior to the Closing Date, which are not completely and accurately described in the Financial Statements or Schedules to this Agreement, or which are not paid and satisfied in full on or before Closing pursuant to this Agreement;

          (c)    Failure to Obtain Consents.    Any failure to obtain the Required Government Consents or the Required Contract Consents; and

          (d)    Incidental Matters.    To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

        Section 9.3    Indemnification by Merger Sub.    Merger Sub shall indemnify, defend, and hold harmless each Shareholder and his respective heirs, successors, and permitted assigns (collectively, the

"Shareholder Group"), at, and at any time after, the Closing, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by any member of the Shareholder Group, to the extent arising from any of the following:

          (a)    Breach of Obligation.    Any breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in or made pursuant to this Agreement or the other Merger Agreements, including the agreements, documents, certificates and other instruments contemplated hereby and thereby; and

          (b)    Incidental Matters.    To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

        Section 9.4    Notice of Claim.    The Party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the Party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Section 9.2 or Section 9.3, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the Claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable Litigation. The failure to deliver a Required Notice within a certain period of time shall not preclude a Claimant's right to indemnification hereunder unless such failure or delay prejudices the rights of the Obligor in a material adverse manner.

        Section 9.5    Defense of Third Party Claims.    If the facts pertaining to the Loss arise out of the claim of any third party (other than a member of the Merger Sub Group or the Shareholder Group, whichever is entitled to indemnification for such matter) and indemnification is available by virtue of the circumstances of the Loss, the Obligor shall assume and control the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The assumption of the defense of a Claim by the Obligor shall not be construed as an acknowledgment that the Obligor is liable to indemnify the Claimant in respect of such Claim, nor shall it constitute a waiver by the Obligor of any defenses it may assert against the Claimant's claim for indemnification. The Claimant shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the Claimant's expense unless (i) the employment has been specifically authorized by the Obligor in writing, (ii) the Obligor has improperly failed to assume the defense and employ counsel, or (iii) the named parties to any action (including any impleaded parties) include the Claimant, and the Claimant has been advised by such counsel in writing that representation of the Claimant and the Obligor by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the Claimant notifies the Obligor in writing that the Claimant elects to employ separate counsel at the expense of the Obligor, the Obligor shall have no obligation to assume the defense of such action on behalf of the Claimant). Whether or not the Obligor chooses to so defend or prosecute any such Claim, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, materials, information, witnesses and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith. The Obligor shall not be liable for any settlement of any such Claim effected without its prior written consent, which shall not be unreasonably withheld, delayed or conditioned. No third-party Claim may be settled by the Obligor without the prior written consent of the Claimant, which consent shall not be unreasonably withheld. In the event that it is ultimately determined that the Obligor is not obligated to indemnify, defend or hold the Claimant harmless from and against the third-party Claim, the Claimant shall reimburse the Obligor for any and all costs and expenses (including reasonable attorneys' fees and costs of suit) incurred by the Obligor in its defense of the third-party Claim.

        Section 9.6    Limitations.    Notwithstanding anything in this Article 9 to the contrary:

          (a)    Thresholds; Maximum Amount.    No indemnification or any other claim for damages under this Agreement or any other instrument or agreement to be executed and delivered by the Parties hereto in connection with the transactions contemplated hereby shall be payable by any Party to any other Party until (and then only to the extent that) the total of all Losses from all such claims in the aggregate equals or exceeds $50,000. Except in cases of fraud or knowing and willful breach of this Agreement and except for breaches of the representations and warranties contained in Section 4.27 (Taxes), in no event shall the aggregate liability of either the Merger Sub Group or the Shareholder Group under this Article 9 exceed $1,500,000.

          (b)    Time of Assertion.    No indemnification shall be payable by any Party with respect to matters as to which it has not received Required Notice from the Claimant by June 15, 2004, except that (i) indemnifications related to breaches of the representations and warranties set forth in Section 4.9, Section 4.27 and Section 4.28 may be sought by delivery of the Required Notice at any time prior to the expiration of such representations and warranties as set forth in Section 9.1, and (ii) there shall be no limitation on the time during which indemnification may be sought or obtained for any instance of fraud or any knowing and willful breach by any Party of any provision of this Agreement or any other instrument or agreement to be executed and delivered by such Party in connection with the transactions contemplated hereby.

          (c)    Exclusive Remedy.    The Parties hereto acknowledge and agree that this Article 9 is the exclusive remedy of the Parties hereto after Closing for damages for breach or misrepresentation of or under this Agreement, except in cases of fraud or knowing and willful breach of this Agreement.

        Section 9.7    Recovery of Attorney Fees For Frivolous Actions.    Claimant shall be entitled to recover its reasonable out-of-pocket costs (including court costs and actual attorney fees) incurred in pursuing any Claim defended by the Obligor on frivolous grounds or opposed for the purpose of delay or harassment.

        Section 9.8    Payment in Stock.    In the event any payment of the indemnification obligations of the Shareholders set forth in this Article 9 is required to be made prior to the earlier to occur of (i) the Actual Effectiveness Date (as defined in Exhibit 6.1(f) hereto) or (ii) one year from the Closing Date, the Shareholders may satisfy such payment obligation in whole or in part by delivery to the Merger Sub Group of shares of Parent Common Stock, which shares, for such purpose, shall be valued at the Fair Market Value (as hereinafter defined) of Parent Common Stock on the date immediately prior to the date on which such shares are delivered by the Shareholders in full or partial satisfaction of such payment obligation. "Fair Market Value" shall mean, with respect to the Parent Common Stock, (i) the average of the high and low reported sales prices, regular way, or, in the event that no sale takes place on any day, the average of the reported high and low bid and asked prices, regular way, in either case as reported on the principal stock exchange on which such stock is listed, or, if not so listed, on the Nasdaq National Market System or on the Nasdaq Smallcap Market; or (ii) if such stock is not so listed, (A) the average of the high and low bid and high and low asked prices on each such day in the over-the-counter market as reported through Nasdaq, or (B) if bid and asked prices for such security on any day shall not have been reported through Nasdaq, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in such security selected for such purpose by Parent; or (iii) if such security is not publicly traded, as from time to time agreed to by Parent and the Shareholders or, if no such agreement is reached within ten (10) business days of good faith negotiations, as determined by an independent investment banking firm mutually agreeable to Parent and the Shareholders whose fees and expenses shall be shared equally by Parent and the Shareholders.

        Section 9.9    Arbitration.    In the event of a dispute in which the Parties involved cannot reach agreement as to the Claim in question or their liability under this Article 9, then the disputed amount of the Claim of indemnification or their liability hereunder shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in Atlanta, Georgia before a panel of three (3) arbitrators, one selected by each of the Parties and the third selected by mutual agreement of the first two, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement.

ARTICLE 10
TERMINATION

        Section 10.1    Termination.    This Agreement may be terminated prior to Closing (i) by mutual written consent of Merger Sub, Parent and Company, (ii) by Merger Sub or Parent if any of the conditions set forth in Section 6.2 are not satisfied and are no longer capable of being satisfied by the Deadline Date, (iii) by Company if any of the conditions set forth in Section 6.1 are not satisfied and are no longer capable of being satisfied by the Deadline Date, or (iv) by Merger Sub, Parent or Company if a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

        Section 10.2    Effect of Termination.    If any Party terminates and abandons this Agreement pursuant to Section 10.1, this Agreement, other than this Section 10.2, Section 10.3, Article 9, Section 12.1, Section 12.5, Section 12.11 and Section 12.13 (each of which shall survive termination), shall forthwith become void and have no effect, without any liability on the part of any Party or its affiliates, agents or representatives; provided, however, that nothing contained in this Section 10.2 shall relieve any Party from any liability for any material breach of this Agreement.

        Section 10.3    Specific Performance.    The Parties acknowledge that the rights of Merger Sub to consummate the transactions contemplated hereby are special, unique, and of extraordinary character, and that, in the event of a violation of, failure or refusal to perform any covenant made herein, Merger Sub will be without adequate remedy at law. Company and the Shareholders agree, therefore, that in the event that it or they violate, fail or refuse to perform any covenant or agreement made by it or them herein, the Merger Sub, so long as it is not in breach hereof, may, in addition to the remedies at law, institute and prosecute an action in a court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

ARTICLE 11
GENERAL RELEASE AND COVENANT NOT TO SUE

        Company and the Shareholders hereby acknowledge and agree that the transactions contemplated by this Agreement are in the best interest of Company and each of the Shareholders. If the Closing occurs, as part of the agreements set forth herein and in consideration of Parent's and Merger Sub's agreements hereunder, to the fullest extent permitted by Law, each Shareholder hereby fully and forever releases, remises, acquits and discharges Merger Sub, Surviving Corporation, Parent and their past, present and future subsidiaries, officers, directors, employees, shareholders, attorneys, agents, successors, assigns, representatives and other affiliates (collectively, the "Merger Sub Releasees") of and from all claims (as defined by Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of every name and nature, both at law and in equity, whether known or unknown, that the Shareholders or any of them now have, ever had or may, at any time, claim to have had against any of the Merger Sub Releasees or their properties and assets (collectively, "Released Claims"); provided, however, that such release shall not apply to any breach by Parent or Merger Sub of its representations, warranties and agreements set forth in this Agreement or the Merger Agreements to which it is a party. To the fullest extent permitted under applicable Law, each Shareholder hereby waives, for the benefit of Parent, Merger Sub, Surviving Corporation and the other Merger Sub Releasees the benefits of any applicable Laws governing general releases or creditors rights. Furthermore, if Closing occurs, each Shareholder hereby covenants not to sue, institute, cause to be instituted or in any way participate in, any legal or administrative proceeding against any Merger Sub Releasee with respect to any Released Claims; provided, however, that such covenant shall not apply to any breach by Parent or Merger Sub of its representations, warranties and agreements set forth in this Agreement or the Merger Agreements to which it is a party. Each Shareholder represents and warrants to the Merger Sub Releasees that they have not voluntarily or involuntarily assigned or suffered any transfer of any of the Released Claims to any other person or entity, and agree to indemnify and hold harmless the Merger Sub Releasees from and against any loss, damage, liability, cost and expense (including, but not limited to, attorneys' fees incurred in connection therewith or in connection with enforcing this indemnity) asserted against, imposed on or incurred by the Merger Sub Releasees by reason of any of the foregoing which were effectively or purportedly assigned or transferred by the Shareholders.

ARTICLE 12
MISCELLANEOUS

        Section 12.1    Expenses.    Except as otherwise provided in this Agreement, each Party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

        Section 12.2    Contents of Agreement; Parties in Interest; etc.    This Agreement, which includes the Schedules and Exhibits hereto, and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Agreement (collectively, the "Merger Agreements") sets forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. This Agreement shall not be assigned, amended or modified except by written instrument duly executed by each of the Parties hereto. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

        Section 12.3    Waiver.    Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument duly executed by such Party.

        Section 12.4    Notices.    Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopier, courier, telegram or by registered or certified mail, postage prepaid, as follows:

  If to Parent or the Surviving Corporation, to:

  Firstwave Technologies, Inc.
  CC Subsidiary, Inc.
  Overlook III, Suite 1000
  2859 Paces Ferry Road
  Atlanta, GA 30339
  (770) 431-1200
  (770) 431-1201 (facsimile)
  Attention: David Simmons, COO
                     Judi Vitale, CFO

  With a copy to:

  James Walker IV, Esq.
  Morris Manning & Martin, L.L.P.
  1600 Atlanta Financial Center
  3343 Peachtree Road, NE
  Atlanta, GA 30326
  (404) 504-7687
  (404) 364-3172 (facsimile)

  If to the Shareholders:

  To the addresses set forth on Schedule 4.3 hereto.

  With a copy to:

  Steven E. Fox, Esq.
  Rogers & Hardin
  International Tower, Suite 2700
  229 Peachtree Street, NE
  Atlanta, GA 30303
  (404) 522-4700
  (404) 525-2224 (facsimile)

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, transmitted by facsimile, telegraphed or mailed, as the case may be; provided, however, if such date is not a business day, then such notice or communication shall be deemed given on the first business day following the date delivered, transmitted, telegraphed or mailed.

        Section 12.5    Georgia Law to Govern.    This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Georgia, without regard to its conflict of law principles.

        Section 12.6    No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, and nothing contained in this Agreement or the other Merger Agreements shall be construed as conferring any rights on any other persons.

        Section 12.7    Headings, Gender and References.    All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to any agreement, document or instrument means such agreement document or instrument, together with all addenda, exhibits and schedules, all as amended or modified and in effect from time to time in accordance with the terms thereof. Reference to "hereunder", "hereof", "herein", "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof. Any reference to "include" or "including" herein shall be deemed to mean "include, without limitation" and "including, but not limited to." Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. The "knowledge" of a person shall include the current actual awareness of such person, such person's and Company's officers charged with the responsibility for the matters qualified by the use of the term "knowledge" and such matters as would be revealed by reasonable inquiry of such persons.

        Section 12.8    Schedules and Exhibits.    All Exhibits and Schedules referred to herein are incorporated herein by reference and are intended to be and hereby are specifically made a part of this Agreement.

        Section 12.9    Severability.    The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 12.10    Counterparts.    This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

        Section 12.11    Assistance of Counsel.    Each Party hereto acknowledges that they have had the assistance of counsel in negotiating and preparing the terms of this Agreement and the other Merger Agreements; therefore, this Agreement and the other Merger Agreements shall be construed without regard to any presumption or other rule requiring construction against the Party causing them to be drafted.

        Section 12.12    Time of the Essence.    Time is of the essence of this Agreement.

        Section 12.13    Actions and Proceedings.    The Parties consent to the exclusive jurisdiction and venue of the courts of Fulton County, Georgia and the United States District Court for any District of Georgia in any action or judicial proceeding seeking an injunction or other equitable relief or to enforce an arbitration award in favor of any other Parties in connection with this Agreement or the transactions contemplated hereby. The Parties agree that any forum other than the State of Georgia is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by any Party in a court of any state other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia. Each Party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any Party hereto in the negotiation, administration, performance or enforcement hereof.

        Section 12.14    Execution by Facsimile.    Any Party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another Party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

[Signatures follow on next page]

        IN WITNESS WHEREOF, the Parties hereto have duly executed this Merger Agreement on the date first written above:

"Merger Sub" CC SUBSIDIARY, INC.
By:	/s/ RICHARD T. BROCK
Name:	Richard T. Brock
Title:	Chief Executive Officer and President
"Parent" FIRSTWAVE TECHNOLOGIES, INC.
By:	/s/ RICHARD T. BROCK
Name:	Richard T. Brock
Title:	Chief Executive Officer and President
"Company" CONNECT-CARE, INC.
By:	/s/ JEFFREY L. LONGORIA
Name:	Jeffrey L. Longoria
Title:	President
"Shareholders"
/s/ GORDON L. DICKENS, III
Gordon L. Dickens, III
/s/ JOSEPH L. LONGORIA
Joseph L. Longoria
/s/ JEFFREY L. LONGORIA
Jeffrey L. Longoria
/s/ MATTHEW CHESTNUT
Matthew Chestnut
/s/ DONALD M. ROGERS
Donald M. Rogers
/s/ ROBERT S. MORRIS
Robert S. Morris

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FIRSTWAVE TECHNOLOGIES, INC.–MERGER AGREEMENT–March 3, 2003
TABLE OF CONTENTS
MERGER AGREEMENT
RECITALS
ARTICLE 1 THE MERGER
ARTICLE 2 CONSIDERATION AND CONVERSION AND EXCHANGE OF SHARES
ARTICLE 3 ADJUSTMENT TO MERGER CONSIDERATION; RESTRICTED STOCK
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE SHAREHOLDERS
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE 6 CONDITIONS TO CLOSING
ARTICLE 7 CLOSING
ARTICLE 8 AGREEMENTS OF PARTIES
ARTICLE 9 INDEMNIFICATION
ARTICLE 10 TERMINATION
ARTICLE 11 GENERAL RELEASE AND COVENANT NOT TO SUE
ARTICLE 12 MISCELLANEOUS